Exhibit 23.1




CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Alamco, Inc. and subsidiaries on Form S-8 (Registration Nos. 33-61843, 33-75500 and 33-86452) of our report, dated February 21, 1997, on our audits of the consolidated financial statements of Alamco, Inc. and subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1996.



/s/ Coopers & Lybrand L.L.P.
-----------------------------------
COOPERS & LYBRAND L.L.P.



600 Grant Street
Pittsburgh, Pennsylvania
February 25, 1997